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                                                                    EXHIBIT 99.1


[IXC COMMUNICATIONS, INC. LOGO]

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------

                    IXC AND PSINET INK NATIONWIDE FIBER DEAL

                      PSINet acquires 14,000 miles of IXC's
                 technologically advanced coast-to-coast network


AUSTIN, TX - October 19, 1999 - IXC Communications, Inc. (Nasdaq: IIXC) and PSINet Inc. (Nasdaq: PSIX) today announced an agreement for IXC to provide PSINet with approximately 14,000 miles of fiber backbone on its coast-to-coast fiber optic network. The fiber purchase enables PSINet to immediately access a state-of-the-art nationwide network and extend their reach into the country's top metropolitan markets.

Financial terms of the transaction were not disclosed.

For IXC, the agreement generates continuing revenues, allowing the company to continue to expand its next-generation network while making efficient use of excess fiber. For PSINet, the acquisition of a nationwide fiber network greatly expands their potential customer-base and solidifies their position as a leading Internet Service Provider (ISP).

"This agreement further strengthens the strategic relationship that IXC has shared with PSINet over the past few years," said Mike Vent, president of IXC's network services and information technology. "This is a great win-win arrangement for both companies. PSINet obtains access to the industry's highest performance fiber network and IXC has a contributing partner for growing its rapidly expanding next-generation network."

Under the agreement, the exchange will occur in two phases. In the first phase, during 1999 and 2000, PSINet will acquire fiber on approximately 14,000 miles of IXC's network. The second phase of the contract, slated to begin in late 2000, involves the sale of additional fibers on IXC's network. PSINet has also contracted with IXC to provide operational maintenance and collocation.

"IXC's network is one of the most technologically advanced infrastructures in existence today," said William L. Schrader, chairman, president and CEO of PSINet. "This agreement will provide PSINet's customers with added capacity and increased reliability as we enter a new millenium."

The fiber optics being deployed in all stages of IXC's network development utilize state-of-the-art non-zero dispersion shifted fiber on secure rights of way. IXC's fiber optic network supports the most advanced technology, including dense wave division multiplexing (DWDM), which allows significant increases in the speed and volume of information carried across the network. The OC-192 equipped network also supports a full range of advanced communications


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technologies, such as synchronous optical network technology (SONET), ATM and frame relay, that support PSINet's Internet Protocol (IP) optimized network.

Headquartered in Herndon, VA, PSINet is a global facilities-based Internet Protocol (IP) data communications carrier focused on the business marketplace. As the first and largest independent commercial Internet service provider in the world, PSINet offers a broad set of high-speed corporate LAN connectivity services supporting managed security and guaranteed Internet, Intranet, electronic commerce, Web hosting services, and services for other carriers and ISPs. PSINet operates an international state-of-the-art frame relay and ATM-based, IP-optimized network consisting of over 800 POPs around the world serving primary markets in Argentina, Austria, Belgium, Brazil, Canada, Chile, France, Germany, Hong Kong, Italy, Japan, Luxembourg, Mexico, the Netherlands, Panama, Republic of Korea, Spain, Switzerland, the United States, and the United Kingdom. PSINet information can be obtained by e-mail at info@psi.com, by accessing the Web site at http://www.psinet.com or by calling toll-free in the US 1-800-799-0676.

IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. IXC offerings include private line, fast packet (ATM and frame relay), Internet and long distance switched and dedicated services. IXC Communications, Inc. is at the forefront of the industry's new class of emerging domestic and international carriers. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. For more information, visit IXC's Web site at www.ixc-comm.com.


                                      # # #

IXC Media Contact:                             IXC Investor Contact:
------------------                             ---------------------
Melissa Jackson                                Greta Wiechman
Director, Marketing Communications             Director, Investor Relations
(512) 231-5247                                 (888) 267-9478
mjackson@ixc-comm.com                          gwiechman@ixc-comm.com